UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 6, 2020

Date of Report (date of earliest event reported)

TransEnterix, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-19437	11-2962080
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

635 Davis Drive, Suite 300

Morrisville, North Carolina 27560

(Address of principal executive offices)

919-765-8400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.001 par value per share	TRXC	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 6, 2020, TransEnterix, Inc. (the “Company” or “we,” “us” or “our”) entered into an underwriting agreement (the “Underwriting Agreement”) with Ladenburg Thalmann & Co. Inc., as representative for the several underwriters named therein (the “Underwriters”), relating to an underwritten public offering of an aggregate of 14,121,766 Class A Units at a public offering price of $0.68 per Class A Unit and 7,937,057 Class B Units at a public offering price of $0.68 per Class B Units.

Each Class A Unit consists of one share of our common stock, par value $0.001 per share (“Common Stock”), one warrant to purchase one share of Common Stock that expires on the first anniversary of the date of issuance (collectively, the “Series C Warrants”), and one warrant to purchase one share of Common Stock that expires on the fifth anniversary of the date of issuance (collectively, the “Series D Warrants” and collectively with the Series C Warrants, the “Warrants”). Each Class B Unit consists of one share of Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), convertible into one share of Common Stock, a Series C Warrant to purchase one share of Common Stock and a Series D Warrant to purchase one share of Common Stock. The Class A Units and the Class B Units are referred to collectively as the “Units.” The Class A Units and Class B Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The shares of Common Stock, Series A Preferred Stock, Series C Warrants and Series D Warrants comprising such Units are immediately separable and will be issued separately in this offering.

The Class B Units were offered to those purchasers whose purchase of Class A Units in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Stock following the consummation of this offering, the opportunity to purchase, if they so choose, in lieu of the number of Class A Units that would result in ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%), Class B Units.

The Class A Units, the Class B Units, the Series A Preferred Stock, the Series C Warrants and the Series D Warrants (together with the shares of Common Stock underlying the shares of Series A Preferred Stock and such Warrants) were offered by the Company pursuant to a shelf registration statement on Form S-3 (333-217865), which was filed with the Securities and Exchange Commission (the “Commission”) on May 10, 2017 and declared effective by the Commission on May 17, 2017.

Each Series C Warrant included in the Units has an initial exercise price of $0.68 per share, and each Series D Warrant included in the Units has an exercise price of $0.68 per share. The Series C Warrants and the Series D Warrants are exercisable at any time on or after the date of issuance until their respective expiration dates.

The Underwriters have a 45-day option to purchase up to 3,308,823 additional of each of shares of Common Stock, Series C Warrants and/or Series D Warrants solely to cover overallotments, if any, at the price to the public less the underwriting discounts and commissions. The overallotment option may be used to purchase shares of Common Stock, Series C Warrants or Series D Warrants, or any combination thereof, as determined by the Underwriters.

The exercise prices and the number of shares issuable upon exercise of each of the Series C Warrants and Series D Warrants are subject to adjustment upon the occurrence of stock splits or dividends, business combinations, similar recapitalization transactions, or other similar transactions. The exercisability of the Series C Warrants and Series D Warrants may be limited if, upon exercise, the holder or any of its affiliates would beneficially own more than 4.99% of the Common Stock. If, at any time Series C Warrants or Series D Warrants are outstanding, any fundamental transaction occurs, as described in the Warrants and generally including any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of the Company’s outstanding voting stock, or the sale of all or substantially all of its assets, the successor entity must assume in writing all of the obligations to the holders of the Series C Warrants and Series D Warrants. Additionally, in the event of a fundamental transaction, each holder of the Series C Warrants and Series D Warrants will have the right to require the Company, or its successor, to repurchase the Series C Warrants and Series D Warrants it holds for an amount of cash equal to the Black-Scholes value of the remaining unexercised portion of such Series C Warrants or Series D Warrants, as applicable.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The net proceeds to the Company from the offering are expected to be approximately $ 13.3 million, assuming no exercise of the Series C Warrants or the Series D Warrants, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

The closing of the offering is expected to take place on or about March 10, 2020, subject to the satisfaction of customary closing conditions.

In addition, on the closing of the offering, the Company will enter into a warrant agency agreement with the Company’s transfer agent, Continental Stock Transfer & Trust Company, who will act as warrant agent for the Company (the “Warrant Agency Agreement”).

The foregoing summaries of the Underwriting Agreement, the Series C Warrants, the Series D Warrants and the Warrant Agency Agreement do not purport to be complete and are subject to, and qualified in their entirety by, such documents attached as Exhibits 1.1, 4.1 and 4.2, respectively, to this Current Report on Form 8-K (this “Current Report”), which are incorporated herein by reference. The Underwriting Agreement is attached hereto as an exhibit to provide interested persons with information regarding its terms but is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement as of specific dates indicated therein, were solely for the benefit of the parties to the Underwriting Agreement, and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

A copy of the legal opinion and consent of Ballard Spahr LLP relating to the Common Stock, Series A Preferred Stock, Series C Warrants and Series D Warrants is attached as Exhibit 5.1 to this Current Report.

Item 2.02	Results of Operations and Financial Condition.

The financial information under “Item 8.01” of this Current Report is incorporated herein by reference.

Item 3.03	Material Modification to Rights of Security Holders.

To the extent required, the information included in Items 1.01 and 8.01 of this Current Report is hereby incorporated by reference into this Item 3.03.

Item 5.03	Amendments to Articles of Incorporation; Change in Fiscal Year.

In connection with the closing of the public offering described in Item 1.01 to this Current Report, the Company will file, effective on March 10, 2020, the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Series A Certificate of Designation”) with the Secretary of State of the State of Delaware. The Series A Certificate of Designation provides for the issuance of the shares of Series A Preferred Stock. The shares of Series A Preferred Stock rank on par with the shares of the Common Stock, in each case, as to dividend rights and distributions of assets upon liquidation, dissolution or winding up of the Company.

With certain exceptions, as described in the Series A Certificate of Designation, the shares of Series A Preferred Stock have no voting rights. However, as long as any shares of Series A Preferred Stock remain outstanding, the Series A Certificate of Designation provides that the Company shall not, without the affirmative vote of holders of a majority of the then outstanding shares of Series A Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend the Series A Certificate of Designation, (b) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series A Preferred Stock, (c) increase the number of authorized shares of Series A Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Each share of Series A Preferred Stock is convertible at any time at the holder’s option into one share of Common Stock, which conversion ratio will be subject to adjustment for stock splits, stock dividends, distributions, subdivisions and combinations and other similar transactions as specified in the Series A Certificate of Designation. Notwithstanding the foregoing, the Series A Certificate of Designation further provides that the Company shall not effect any conversion of the shares of Series A Preferred Stock, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of shares of Series A Preferred Stock (together with such holder’s affiliates and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of Common Stock in excess of 4.99% (or 9.99% at the election of the holder prior to the date of issuance) of the shares of Common Stock then outstanding. At the holder’s option, upon notice to the Company, the holder may increase or decrease this beneficial ownership limitation not to exceed 9.99% of the shares of Common Stock then outstanding, with any such increase becoming effective upon 61 days’ prior notice to the Company.

The foregoing summary of the Series A Certificate of Designation does not purport to be complete and is subject to, and qualified in its entirety by, the form of such the Series A Certificate of Designation attached as Exhibit 3.1 to this Current Report, which is incorporated herein by reference.

Item 8.01	Other Events.

Strategic Focus

Despite the number of advances and regulatory clearances received in 2018 and 2019, our Senhance System sales in 2019 were disappointing, with fiscal year 2019 revenues of $8.5 million (unaudited). Adoption of new technologies, particularly for capital intensive devices such as the Senhance System can be slow and uneven, as market development and commercial development is time-consuming and expensive. We have determined to refocus our resources and efforts in 2020 on market development activities to increase awareness of:

•	the benefits of the use of the Senhance System in laparoscopic surgery;

•	expand the installed base and drive meaningful procedural growth;

•	the indications for use, including pediatric indications of use in CE Mark territories and expansion of our US FDA indication to include General surgery;

•	the overall cost efficiency of the Senhance System;

•	augmented intelligence and machine vision in surgery and the launch of the Intelligent Surgical Unit.

We intend to focus on markets with high utilization of laparoscopic technique, including Japan, Western Europe and the United States. Our focus will be on (1) increasing the number of placements of the Senhance System, not necessarily through sales, but through leasing arrangements, (2) increasing the number of procedures conducted using the Senhance System quarter over quarter, and (3) solidifying key opinion leader support and publications related to the use of the Senhance System in laparoscopic procedures. While we expect baseline revenue of $3.0 to $3.2 million for 2020, during 2020 we will not focus on revenue targets.

Selected Consolidated Financial Information (Unaudited)

The table below shows selected consolidated financial data (unaudited). The financial information for our fiscal year December 31, 2019 is unaudited financial data and is therefore subject to change. The unaudited financial information has been prepared by, and is the responsibility of, management. Our independent registered public accounting firm has not expressed an opinion with respect to the financial data included herein. Our actual results may differ materially between now and the time the audited financial results for the 2019 fiscal year are finalized.

The historical results presented below are not necessarily indicative of financial results to be achieved in future periods.

Year ended December 31,	2019	2018
	(in thousands)
Statement of Operations and Comprehensive Loss Data:
Revenue	$8,531	$24,102
Balance Sheet Data:
Total assets	$74,384	$239,307
Long-term obligations (1)	$1,012	$39,502

(1)	Long-term obligations for 2018 include: (a) cash consideration installments to be paid to Sofar in connection with the Senhance Acquisition; and (b) outstanding amounts under the then-existing loan agreements.

As discussed above, in conjunction with our shift in strategic focus, during the fourth quarter of 2019, we announced the implementation of a restructuring plan to reduce operating expenses as we continue the global market development of the Senhance platform. Under the restructuring plan, we reduced headcount primarily in the sales and marketing functions and determined that the carrying value of our inventory exceeded the net realizable value due to a decrease in expected sales. The restructuring charges amounted to $9.0 million (unaudited), of which $7.6 million (unaudited) was a non-cash inventory write down and $1.4 million (unaudited) related to employee severance costs and will be included as restructuring and other charges in the consolidated statements of operations and comprehensive loss, during the fourth quarter of 2019. Future payments under the restructuring plan are expected to conclude in 2020.

During March 2020, we continued our restructuring with additional headcount reductions which resulted in $0.4 million (unaudited) related to severance costs which are expected to be paid in 2020 and 2021.

As of February 28, 2020, our cash, cash equivalents and restricted cash was approximately $12.8 million (unaudited).

Since our shift in focus announced in November 2019, we have placed three Senhance Systems and entered into lease agreements with two additional customers. We currently have 27 Senhance Systems in use worldwide. We have worked with our customers to streamline the set-up and training process to allow for use of the Senhance Systems as soon as possible after placement or sale. As of March 1, 2020, Senhance Systems have been used in 340 procedures globally, an increase of 29% over the first two months of 2019.

Recent Developments

At-The-Market Offering

On August 12, 2019, we entered into a Controlled Equity Offering Sales Agreement, or the 2019 Sales Agreement, with Cantor Fitzgerald & Co., or Cantor, pursuant to which we may sell from time to time, at our option, up to an aggregate of $25.0 million, shares of our common stock through Cantor, as sales agent. Pursuant to the Sales Agreement, sales of our common stock were made under our previously filed and currently effective Registration Statement on Form S-3. The aggregate compensation payable to Cantor was 3.0% of the aggregate gross proceeds from each sale of our common stock.

The following table summarizes the total sales under the 2019 Sales Agreement for the period commencing October 1, 2019 and ended March 4, 2020 (in thousands except for per share amounts):

Total shares of common stock sold	7,671
Average price per share	$1.78
Gross proceeds	$13,670
Commissions earned by Cantor	$410
Net Proceeds	$13,260

Lincoln Park Capital Purchase Agreement

On February 10, 2020, we entered into a Purchase Agreement with Lincoln Park Capital Fund, LLC, an Illinois limited liability company, pursuant to which we have the right to sell to Lincoln Park up to an aggregate of $25,000,000 in shares of Common Stock over the 36-month term of the Purchase Agreement, subject to certain limitations and conditions set forth in the Purchase Agreement. In consideration for entering into the Purchase Agreement, we issued to Lincoln Park 343,171 shares of Common Stock as commitment shares on February 10, 2020. No shares have been sold to Lincoln Park under the Purchase Agreement to date.

Series B warrant Exchange

On February 24, 2020, we entered into a Series B warrants Exchange Agreement with holders of our Series B warrants originally issued as part of a public offering in May 2017. Under the terms of the agreement, each Series B warrant was cancelled in exchange for 0.61 of a share of our common stock. The Warrant holders participating in the exchange held 3,373,900 of the 3,638,780 Series B warrants outstanding, and received an aggregate of 2,040,757 shares of our common stock issued pursuant to a registration statement on Form S-3, (No. 333-236337) declared effective by the SEC on February 13, 2020.

Press Release

The Company issued a press release on March , 2020, announcing the pricing of the sale of the Units. The full text of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)    Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement by and between the Registrant and Ladenburg Thalmann & Co. Inc., as representative of the several underwriters named in Schedule I thereto.

3.1	Form of Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock.

4.1	Form of Common Stock Purchase Warrant of the Registrant.

4.2	Form of Warrant Agency Agreement by and between the Registrant and Continental Stock Transfer & Trust Company.

5.1	Legal Opinion of Ballard Spahr, LLP

23.1	Consent of Ballard Spahr, LLP (included in Exhibit 5.1)

99.1	Company Press Release dated March 6, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TRANSENTERIX, INC.

Date: March 6, 2020	/s/ Brett Farabaugh
Brett Farabaugh
Interim Chief Financial Officer